Exhibit 99.1

AeroGrow Achieves First Profitable Quarter

•	Strong retail sell-in, cost-control measures drive $418 thousand net income
•	Quarterly revenue more than doubles from prior year, to $13.9 million

Boulder, CO – November 6, 2008 – AeroGrow International, Inc. (NASDAQ:AERO - News) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the quarter ended September 30, 2008.

AeroGrow reported quarterly revenue of approximately $13.9 million, an increase of 120% over the $6.3 million reported for the prior year's quarter ended September 30, 2007, and an increase of 106% over the $6.7 million in revenue reported for the quarter ended June 30, 2008.

For the quarter ended September 30, 2008, AeroGrow reported a net profit of $418 thousand, or $0.035 per share, as compared to a net loss of $2.3 million for the prior year’s quarter, a $2.8 million turnaround.  The current quarter’s profit represents more than a $3 million improvement from the June 30, 2008 quarter as well, when the company reported a net loss of $2.8 million.

“We are happy to be reporting our first-ever profitable quarter,” said Jerry Perkins, CEO of AeroGrow.  “We achieved it by balancing our dramatic revenue growth with the successful implementation of the profitability measures we announced in February, including decreases in product, G&A and transportation costs as a percentage of sales.  We committed to an increased focus on our bottom line results and are proud to have delivered.

“We more than doubled the number of retail storefronts carrying our products from a year ago, and demonstrated our ability to handle the inventory build and logistics required to manufacture and profitably deliver a record number of products over a very short time frame, in a rapidly changing retail environment,” continued Mr. Perkins.  “The team executed all of the major initiatives efficiently, more than doubling our accounts with essentially the same head count as last year.”

For the six months ended September 30, 2008, AeroGrow reported revenue of $20.6 million, compared to $12.6 million for the six months ended September 30, 2007.  Net loss for the six months ended September 30, 2008 was $2.4 million, as compared to a net loss of $4.4 million for the same period in 2007.

 “However, due to the downturn in consumer spending and caution from our retailers caused by the ongoing turmoil in the global financial markets, we are moderating our expectations for the balance of our fiscal year,” continued Mr. Perkins.  “We now anticipate that revenue for our fiscal year will come in between $50 million and $55 million, about 10 to 15% lower than our previous $60 million annual projection.

“This cautious downward estimate is consistent with recent estimates from most consumer product companies and economists, and will still represent meaningful growth in year-over-year sales for AeroGrow.  Lower revenue will also impact our overall profitability for the year. While we have been actively managing to the declining retail climate, we no longer expect to achieve breakeven for the fiscal year, although we will still achieve a significant turnaround in our net loss for the fiscal year, thanks to the cost savings measures already in place.

“We plan to continue to manage G&A and other costs very tightly, and are working closely with our vendor partners to effectively manage our supply chain to the new lower-demand forecast.  At the same time, we will continue to provide appropriate media and marketing support through the fiscal year, building greater awareness of our expanded product line and retail distribution. This will leave us well positioned for the inevitable improvement in the economic picture – with our costs under control, a full line of products in multi-SKU distribution through a broad base of retailers, a loyal customer base, and a rapidly expanding base of recurring revenues from continuing sales of our seed kits and accessories.”

Summary Results of Operations – Three and Six Months Ended September 30, 2008

The following table sets forth, as a percentage of sales, our unaudited quarterly financial results for the three and six months ended September 30, 2008 and the three and six months ended September 30, 2007:

	Three months ended September 30,		Six months ended September 30,
Product Revenues	2008	2007	2008	2007
Retail	83.0%	77.2%	68.8%	71.5%
Direct to Consumer	9.9%	22.8%	22.9%	28.5%
International	7.1%	0.0%	8.3%	0.0%
Total	100.0%	100.0%	100.0%	100.0%

Operating expenses
Cost of revenue	57.9%	60.0%	56.9%	58.5%
Research and development	3.0%	10.0%	5.6%	9.2%
Sales and marketing	20.8%	50.2%	30.7%	48.5%
General and administrative	13.7%	15.6%	16.6%	17.6%
Total operating expenses	95.4%	135.8%	109.8%	133.8%

Profit (loss) from operations	4.6%	-35.8%	-9.8%	-33.8%

For the three months ended September 30, 2008, revenue totaled almost $13.9 million, representing a year-over-year increase of 120%.  The increase came primarily from higher sales to retail customers that totaled $11.5 million, an increase of 137% from the same period in 2007, reflecting a 157% increase in the number of storefronts selling our products (to approximately 9,000 storefronts as of September 30, 2008 from about 3,500 storefronts a year earlier), an increase in the number of our products being carried on store shelves, and the effect of stocking orders in 2008 for new customers and for customers transitioning to our new product line.  International sales were also up year-over-year to $981 thousand for the quarter ended September 30, 2008.  The Company did not begin selling into markets outside North America until late 2007, so no international revenue was recognized in the same time period last year.  Direct-to-consumer sales decreased 4.7% during the quarter ended September 30, 2008, totaling almost $1.37 million against $1.43 million in 2007, as the Company aired fewer television infomercials during the summer months, partially offset by the impact of a greatly expanded direct catalog business.

Sales of AeroGardens for the quarter ended September 30, 2008 totaled almost $11.3 million, up 134% from 2007 and representing 81.4% of total revenue.  Seed kits and accessories sales for the quarter increased 75.6% from a year earlier to almost $2.6 million, or 18.6% of total revenue.  These sales of both product categories bring the cumulative number of AeroGardens and seed kits sold to 638 thousand and 1.4 million, respectively.

Operating profitability for the quarter improved from a year earlier as gross margin increased to 42.1% from 40.1% on the strength of lower product costs and the distribution efficiencies gained from the Company’s Indianapolis, Indiana distribution center, which opened in July 2008. This was partially offset by the impact of a channel-mix shift toward lower-margin retail and international sales, from direct-to-consumer sales.  Non-product operating expenses declined as a percent of revenue to 37.5% from 75.8% in 2007 as sales, marketing, and general and administrative costs all declined as a percent of revenue.  Other expense, principally interest expense, increased to $216 thousand from $90 thousand in 2007 on a higher average level of interest-bearing debt outstanding.

Net income for the quarter totaled $418 thousand, or $0.035 per share, a $2.8 million improvement from the same period in 2007.

Earnings Conference Call

AeroGrow will host a conference call today, Thursday, November 6, 2008, to review operational results for the quarter ended September 30, 2008.

The conference call is scheduled for 12:00 PM (noon) ET. To participate in the call, please dial:

U.S. and Canada:	1 (888) 241-0558
International:	1 (647) 427-3417

A replay of the call will be available within 12 hours of completion. You will be able to access it for the following 30 days through the AeroGrow website at www.aerogrow.com/investors or by phone until December 6, 2008. To access the replay by phone, please dial:

U.S. and Canada:	1 (888) 567-0343
International:	1 (402) 220-4373
Conference ID:	70407588

AEROGROW INTERNATIONAL, INC. CONDENSED STATEMENTS OF OPERATIONS
Unaudited

	Three months ended September 30,		Six months ended September 30,
	2008	2007	2008	2007
Revenue
Product sales	$13,854,930	$6,283,645	$20,575,011	$12,562,079

Operating expenses
Cost of revenue	8,026,325	3,765,376	11,713,148	7,347,794
Research and development	416,778	628,542	1,142,193	1,157,987
Sales and marketing	2,875,729	3,156,414	6,325,612	6,091,537
General and administrative	1,902,113	982,181	3,420,825	2,208,033
Total operating expenses	13,220,945	8,532,513	22,601,778	16,805,351

Profit (loss) from operations	633,985	(2,248,868)	(2,026,767)	(4,243,272)

Other (income) expense, net
Interest (income)	(454)	(32,341)	(1,504)	(70,200)
Interest expense	216,069	125,664	373,716	191,849
Other income	-	(2,929)	-	(2,929)
Total other (income) expense, net	215,615	90,394	372,212	118,720

Net profit (loss)	$418,370	$(2,339,262)	$(2,398,979)	$(4,361,992)

Net profit (loss) per share, basic and diluted	$0.035	$(0.204)	$(0.198)	$(0.387)

AEROGROW INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS
Unaudited

	September 30, 2008	March 31, 2008
ASSETS
Cash	$414,461	$1,559,792
Restricted Cash	431,413	86,676
Accounts Receivable	12,226,425	2,412,101
Other Receivables	201,617	422,530
Inventory	10,392,701	4,688,444
Prepaid Expenses and other	1,052,339	762,013
Total Current Assets	24,718,956	9,931,556

Property and equipment	2,002,120	1,830,646
Other Assets
Prepaid Debt Issuance Costs	310,593	-
Intangible Assets	209,106	56,263
Deposits	101,164	101,164
Total other assets	620,863	157,427

Total Assets	$27,341,939	$11,919,629

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current Portion - Long Term Debt	$2,150,588	$128,927
Due to Factor	-	1,480,150
Accounts payable	10,745,818	3,023,366
Accrued expenses	3,424,919	2,452,025
Customer deposits	189,161	232,200
Deferred rent	44,525	65,037
Total current liabilities	16,555,011	7,381,705
Long term debt	8,709,695	129,373
Stockholders' equity
Common stock	12,109	12,076
Additional paid-in capital	44,092,187	44,024,559
Accumulated (deficit)	(42,027,063)	(39,628,084)
Total stockholders' equity	2,077,233	4,408,551

Total Liabilities and Stockholders' Equity	$27,341,939	$11,919,629

Sales by Channel
(Unaudited)

	Three months ended September 30,		Six months ended September 30,
Product Revenues	2008	2007	2008	2007
Retail	$11,508,030	$4,850,298	$14,150,605	$8,979,900
Direct to consumer	1,365,438	1,433,347	4,704,848	3,582,179
International	981,462	-	1,719,558	-
Total	$13,854,930	$6,283,645	$20,575,011	$12,562,079

% of Revenues
Retail	83.0%	77.2%	68.8%	71.5%
Direct to consumer	9.9%	22.8%	22.9%	28.5%
International	7.1%	0.0%	8.3%	0.0%
Total	100.0%	100.0%	100.0%	100.0%

Sales by Product
(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2008	2007	2008	2007
Product Revenues
AeroGardens	$11,278,260	$4,816,504	$16,261,676	$8,979,900
Seed kits and accessories	2,576,670	1,467,141	4,313,335	3,582,179
Total	$13,854,930	$6,283,645	$20,575,011	$12,562,079

% of Revenues
AeroGardens	81.4%	76.7%	79.0%	71.5%
Seed kits and accessories	18.6%	23.3%	21.0%	28.5%
Total	100.0%	100.0%	100.0%	100.0%

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden® line of indoor gardening products. AeroGardens feature dirt-free technology, allowing anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

CONTACTS:

Corporate	Investor
John Thompson	Budd Zuckerman
AeroGrow International, Inc	Genesis Select Corporation
(303) 444-7755	(303) 415-0200
john@aerogrow.com	bzuckerman@genesisselect.com

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Jerry Perkins, and/or the Company, statements regarding growth of the AeroGarden product line, optimism related to the business, expanding sales and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the kitchen garden appliance market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.